UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2026

Mainz Biomed N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	001-41010	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Robert Koch Strasse 50, 55129 Mainz, Germany

(Address of Principal Executive Offices) (Zip Code)

+49 6131 5542860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Ordinary Shares, nominal value €0.01 per share	QUCY	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Prior to February 2026, we had (i) marketed and sold our flagship ColoAlert product in European markets and (ii) continued to develop a next generation colorectal cancer screening product. In February 2026, our board of directors decided to wind down our ColoAlert product and the development of our next generation colorectal cancer screening product candidates, and to terminate the employment of those persons who were primarily dedicated to those ends, so that the Company could focus on the development of its pancreatic cancer screening product. On March 28, 2026, we sold the intellectual property behind ColoAlert, and, as previously disclosed, we were actively marketing the sale of the intellectual property behind our next generation colorectal cancer screening product candidates (the “Next Gen IP”).

On April 9, 2026, we entered into an asset purchase agreement (the “Agreement”) for the sale of the Next Gen IP to a third-party purchaser incorporated in Italy. Pursuant to the Agreement, we will sell the Next Gen IP to the buyer for a payment of $1.25 million. The sale of the Net Gen IP is to occur by April 23, 2026 (which date may be extended by seven days) and is contingent upon several standard closing conditions as well as conditions regarding the consent or acknowledgement if third parties in connection with the Next Gen IP, the shipment of certain samples and materials in connection with the Next Gen IP and the extension of certain deadlines in connection with patent applications. The agreement contains standard representations and warranties and indemnification provisions.

We intend to use the net proceeds from this sale for the settlement of outstanding liabilities and general corporate purposes.

The sale of the Next Gen IP does not affect our other operations, we continue to pursue our pancreatic cancer detection product candidate, and to explore opportunities in the area of post-quantum cybersecurity.

Item 8.01 Other Events.

In our Annual Report on Form 10-K for the year ended December 31, 2025, we reported stockholders’ equity of $641,600, which is below the minimum stockholders’ equity of $2.5 million required for continued listing pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Rule”). As described in our Current Report on Form 8-K filed with the Commission on February 17, 2026, we entered into a Securities Purchase Agreement for the sale of preferred shares for which we received a payment of $3 million on February 13, 2026 for the closing of the first tranche and for which we have subsequently received a pre-payment of an additional $3 million for a second tranche, in March 2026. Additionally, the decision by our board of directors to wind down our ColoAlert product and the development of our next generation colorectal cancer screening product candidates has reduced our monthly expenditures. As a result of the $6 million equity investment, we believe that we are currently in compliance with the Rule because we believe that our stockholders’ equity exceeds $2.5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mainz Biomed N.V.

By:	/s/ William Caragol
	Name:	William Caragol
	Title:	Chief Financial Officer

Dated: April 15, 2026

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